Exhibit 4.47
NOTICE OF TERMINATION OF THE EQUITY PLEDGE AGREEMENT
July 13, 2010

To:	Primalights III Agriculture Development Co., Ltd.
Address: Middle Area of Highway 73, Zhuang Er Shang Village, Huang Ling Rural Area,
Xiaodian District, Taiyuan City
Fax: 0351- 7123671
Tel: 0351- 7870123

Juan Li
PRC Identification Card No. : 420983197609010023
Units 1 & 8, 17th Floor, Duty-free Business Building, No.6 Fu Hua First Road,
Futian District, Shenzhen City
Fax: 0755-82766965
Tel: 0755-82766980

Zhaohua Qian PRC Identification Card No. : 130224670510033 Room 716, Huan Tai Building, South Street, Zhong Guan Cun, Haidian District, Beijing Fax: 010-62109298 Tel: 010-62109299

Zhixin Xue PRC Identification Card No. : 140102196210230813 Address: 25th Floor, Jin Gang Hotel, No.91 Bing Zhou North Road, Taiyuan City, Shanxi Province Fax: 0351-4727112 Tel: 0351-4727118

Mingshe Zhang PRC Identification Card No. : 140104710212037 25th Floor, Jin Gang Hotel, No.91 Bing Zhou North Road, Taiyuan City, Shanxi Province Fax: 0351-4727111 Tel: 0351-4727111
WHEREAS, on June 8, 2007, Aero-Biotech Science & Technology Co., Ltd. (hereinafter referred to as “Aero-Biotech”), a wholly foreign owned enterprise duly registered and established under the laws of the People’s Republic of China (hereinafter referred to as “China”, excluding Hong Kong Special Administrative Region, Macao Special Administrative Regions and Taiwan) in Beijing, China and Primalights III Agriculture Development Co., Ltd. (hereinafter referred to as “P3A”), a limited liability company duly registered and established in Taiyuan City, Shanxi Province of China under the laws of China entered into a “Exclusive Technology Development, Technology Support and Technology Service Agreement”, a “Proprietary Technology License Agreement” and a “Exclusive Consultancy Service Agreement”, and at the same time, Aero-Biotech, P3A and Juan Li, Zhaohua Qian, Zhixin Xue and Zhang Mingshe Zhang (hereinafter collectively referred to as the “P3A Shareholders”) entered into an Exclusive Call Option Agreement on June 8, 2007 (The foregoing contracts are hereinafter referred to as the “Main Contracts”).

WHEREAS, on June 8, 2007, Aero-Biotech, P3A and the P3A Shareholders entered into an Equity Pledge Agreement (hereinafter referred to as the “Equity Pledge Agreement”), under which, the P3A Shareholders pledges all the equity interest they own in P3A to Aero-Biotech as security for the performance of their obligations and the obligations of P3A under the Main Contracts.
WHEREAS, all the secured debt obligations under the Main Contracts have been fully performed and P3A Shareholders ceased to be responsible for any obligation under the Main Contracts.
NOW, THEREFORE, Aero-Biotech hereby deliver this Notice of Termination of the Equity Pledge Agreement to P3A and P3A Shareholders to terminate the Equity Pledge Agreement.

Aero-Biotech Science & Technology Co., Ltd.

By:	/s/ Xie Tao

	Name:	Xie Tao
	Title:	Chief Executive Officer
Seal: